Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE

For 4:00 PM Release
July 28, 2004
Concord, NC
Contact:
Jim Hausman
704.722.2410
Mark Hadley
704.722.3231

CT Communications Announces Second Quarter Results

CT Communications, Inc. (NASDAQ: CTCI) announces operating revenue for the quarter ended June 30, 2004 of $40.7 million, representing an increase of 2% compared to operating revenue of $40.0 million for the same period in 2003. This $0.7 million increase in operating revenue was attributable to a $1.4 million increase in wireless revenue that was primarily driven by a 17% increase in subscribers, a $0.3 million increase in Greenfield revenue driven by a 44% increase in access lines and a $0.1 million increase in internet and data revenue related to a growing broadband customer base. This was offset in part by a $0.7 million decrease in incumbent telephone revenue driven by a 2% decrease in access lines and a $0.4 million decrease in competitive local exchange carrier revenue that was favorably impacted in the second quarter of 2003 by the recovery of certain disputed carrier access billings.

Operating income for the second quarter of 2004 was $6.1 million, a 19% increase over the $5.1 million in operating income reported in the second quarter of 2003. This increase in operating income was driven by the 2% increase in operating revenue and a decrease of 1% in operating expenses. As a result of this increase in operating income, operating margins improved to 15% in the second quarter of 2004 from 13% in the second quarter of 2003. Net income for the second quarter of 2004 was $4.1 million, or $0.22 per diluted common share, compared to $10.4 million, or $0.55 per diluted common share in the second quarter of 2003. The second quarter of 2003 included a $9.4 million after-tax gain on the sale of an equity investment and a $0.4 million net loss from discontinued operations that contributed a net impact of $0.48 per diluted common share to the quarter.

For the six months ended June 30, 2004, operating revenue was $81.2 million, a 3% increase compared to the same six-month period in 2003. Operating income for the first half of 2004 increased 26% to $11.9 million, compared to the same period in 2003. Net income for the first half of 2004 was $7.6 million, compared to $12.8 million in the first half of 2003.

“We continue to execute our strategy to improve our margins and profitability through expansion of our competitive businesses, while holding the line on spending. Our increasing balance sheet strength affords us the opportunity to invest, where appropriate, to continue to deliver competitive products and services to our customers,” said Michael R. Coltrane, President and Chief Executive Officer of CT Communications, Inc.

Results by business unit:

•	ILEC – (“Concord Telephone”)

Concord Telephone’s operating revenue of $22.8 million for the second quarter of 2004 decreased 3% from $23.6 million in the second quarter of 2003, resulting from a 2% decrease in access lines and reduced wireless interconnection rates. Operating income for the second quarter of 2004 was $6.2 million compared to $7.1 million for the second quarter of 2003. Concord Telephone ended the second quarter of 2004 with 114,462 access lines in service and 84,763 long distance lines, a 74% penetration of access lines.

•	CLEC – (“CTC Exchange Services”)

CTC Exchange Services’ operating revenue of $5.0 million in the second quarter of 2004 declined 8%, or $0.4 million, compared to the second quarter of 2003. Revenue in the second quarter of 2003 included $0.5 million in recoveries of previously disputed carrier access billings. Operating loss for the second quarter of 2004 was $0.2 million compared to operating income of $0.2 million for the second quarter of 2003. CTC Exchange Services ended the second quarter of 2004 with 30,686 access lines and 22,171 long distance lines in service, an increase of 10% and 12%, respectively, from the second quarter of 2003.

•	Greenfield

Greenfield’s operating revenue increased 20% to $1.9 million in the second quarter of 2004 compared to $1.6 million in the second quarter of 2003. Operating loss for the second quarter of 2004 improved to $1.0 million compared to the $1.4 million operating loss reported in the second quarter of 2003. Greenfield ended the second quarter of 2004 with 11,479 access lines in service, a 44% increase over the second quarter of 2003. Greenfield ended the second quarter of 2004 with 5,655 long distance lines in service, a 66% increase over the end of the second quarter of 2003. During the second quarter of 2004, the Company added two provider agreements to end the quarter with 99 signed agreements that represent a potential of more than 48,000 lines at completion of the projects.

•	Digital Wireless Service – (“CTC Wireless”)

CTC Wireless’ operating revenue increased 21% to $8.2 million in the second quarter of 2004 compared to $6.8 million in the second quarter of 2003. Contributing to the increase in wireless revenue was a 17% growth in wireless subscribers and increased roaming revenue. Operating income for the second quarter of 2004 was $1.2 million, compared to $0.8 million for the second quarter of 2003. CTC Wireless added 1,108 net new customers during the quarter to end the second quarter of 2004 with 40,358 post pay subscribers.

•	Internet & Data – (“CTC Internet Services”)

CTC Internet Services’ operating revenue increased 5% to $2.8 million in the second quarter of 2004 compared to $2.6 million in the second quarter of 2003. This 5% increase in revenue was attributable to a 36% increase in DSL customers, partially offset by a decrease in dial-up and high-speed revenue. Operating income for the second quarter of 2004 was $0.4 million compared to an operating loss of $0.4 million for the second quarter of 2003. Contributing to this increase in operating income was a 21% reduction in network expense related to efficiency initiatives and a decrease in depreciation expense. CTC Internet Services ended the second quarter of 2004 with 11,582 DSL lines compared to 8,546 lines at the end of the second quarter of 2003. Dial-up accounts decreased 16% to 10,038 and high-speed accounts increased 2% to 577 at June 30, 2004 compared to June 30, 2003.

Future Period Guidance

We currently expect operating results to approximate the following during these future periods:

•	3rd Quarter 2004

•	Revenue of $40 to $41 million

•	Operating income of $4.5 to $5.0 million

•	Depreciation expense of $7.4 to $7.6 million

•	Consolidated earnings per diluted share of $0.16 to $0.18

•	Capital expenditures of $7 to $9 million

•	Full Year 2004

•	Revenue of $161 to $164 million

•	Operating income of $21.0 to $22.0 million

•	Depreciation expense of $30.0 to $31.0 million

•	Consolidated earnings per diluted share of $0.72 to $0.75

•	Capital expenditures of $25 to $28 million

CT Communications will host a conference call to discuss the results of the second quarter on Thursday, July 29, 2004 at 9:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen to the live webcast, the call will be archived on the website at www.ctc.net until August 31, 2004. Additionally, a replay of the call will be available until 11:30 AM ET on Friday, July 30th at 800-633-8284. Enter access number 21203146.

CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.

Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003.

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended	Three Months Ended	%
	June 30, 2004	June 30, 2003	Change
Operating Revenue
ILEC Services	$22,822	$23,568	(3.2%)
CLEC Services	4,951	5,377	(7.9%)
Greenfield Services	1,885	1,565	20.4%
Digital Wireless Services	8,247	6,808	21.1%
Internet & Data Services	2,760	2,635	4.7%

Total Operating Revenue	40,665	39,953	1.8%

Operating Expense
ILEC Services	16,573	16,473	0.6%
CLEC Services	5,112	5,214	(2.0%)
Greenfield Services	2,876	2,934	(2.0%)
Digital Wireless Services	7,010	6,049	15.9%
Internet & Data Services	2,375	3,049	(22.1%)
Other	583	1,088	(46.4%)

Total Operating Expense	34,529	34,807	(0.8%)

Operating Income	6,136	5,146	19.2%

Other Income (Expense)
Investment, Equity Method	1,504	1,398	7.6%
Gains, Interest, Dividends	495	14,747	(96.6%)
Impairment On Investments	(21)	(1,273)	98.4%
Other Expenses, Principally Interest	(1,219)	(2,236)	45.5%

Total Other Income (Expense)	759	12,636	(94.0%)
Pre-Tax Income From Continuing Operations	6,895	17,782	(61.2%)
Income Tax Expense	2,785	7,000	(60.2%)

Income From Continuing Operations	4,110	10,782	(61.9%)
(Loss) From Discontinued Operations, Net Of Tax	—	(424)	—

Net Income	$4,110	$10,358	(60.3%)

Weighted Average Diluted Shares	19,051	18,782
Earnings Per Diluted Common Share	$0.22	$0.55

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Six Months Ended	Six Months Ended	%
	June 30, 2004	June 30, 2003	Change
Operating Revenue
ILEC Services	$46,476	$47,100	(1.3%)
CLEC Services	9,989	9,848	1.4%
Greenfield Services	3,830	2,877	33.1%
Digital Wireless Services	15,369	13,681	12.3%
Internet & Data Services	5,520	5,143	7.3%

Total Operating Revenue	81,184	78,649	3.2%

Operating Expense
ILEC Services	33,144	32,850	0.9%
CLEC Services	10,110	10,644	(5.0%)
Greenfield Services	5,831	5,416	7.7%
Digital Wireless Services	13,756	12,087	13.8%
Internet & Data Services	5,225	5,916	(11.7%)
Other	1,171	2,258	(48.1%)

Total Operating Expense	69,237	69,171	0.1%

Operating Income	11,947	9,478	26.0%

Other Income (Expense)
Investment, Equity Method	2,895	2,448	18.3%
Gains, Interest, Dividends	750	15,264	(95.1%)
Impairment On Investments	(40)	(1,284)	(96.9%)
Other Expenses, Principally Interest	(2,759)	(3,877)	(28.8%)

Total Other Income (Expense)	846	12,551	(93.3%)
Pre-Tax Income From Continuing Operations	12,793	22,029	(41.9%)
Income Tax Expense	5,191	8,765	(40.8%)

Income From Continuing Operations	7,602	13,264	(42.7%)
(Loss) From Discontinued Operations, Net Of Tax	—	(424)	—

Net Income	$7,602	$12,840	(40.8%)

Weighted Average Diluted Shares	18,999	18,748
Earnings Per Diluted Common Share	$0.40	$0.68

CT Communications, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Cash and Cash Equivalents	$24,797	$16,957
Accounts Receivable and Unbilled Revenue, Net	20,694	22,301
Other Assets	5,196	5,372

Current Assets	50,687	44,630
Investment Securities	6,041	7,120
Investments in Unconsolidated Companies	14,359	13,652
Property, Plant and Equipment, Net	202,586	208,370
Other Assets	48,335	47,896

TOTAL ASSETS	$322,008	$321,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$2,500	$—
Accounts Payable	8,025	6,414
Customer Deposits	2,591	2,665
Other Accrued Liabilities	14,616	17,314
Liabilities of Discontinued Operations	798	1,072

Current Liabilities	28,530	27,465
Long-Term Debt	72,500	80,000
Deferred Credits and Other Liabilities	38,355	36,673
Stockholders’ Equity	182,623	177,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$322,008	$321,668

CT Communications, Inc.
Customer Information

	June 30, 2004	June 30, 2003	% Change
ILEC Access Lines
Business Lines	29,068	29,373	(1.0%)
Residential Lines	85,394	87,489	(2.4%)

Total ILEC Lines	114,462	116,862	(2.1%)

CLEC Access Lines	30,686	27,897	10.0%
Greenfield Access Lines	11,479	7,961	44.2%

Total Wired Access Lines	156,627	152,720	2.6%

Wireless Subscribers	40,358	34,572	16.7%

Long Distance Lines
In ILEC	84,763	84,686	0.1%
In CLEC*	22,171	19,810	11.9%
In Greenfield	5,655	3,397	66.5%

Total Long Distance Lines	112,589	107,893	4.4%

Internet Access Customers
Dial-Up	10,038	11,983	(16.2%)
DSL Lines	11,582	8,546	35.5%
High Speed	577	565	2.1%

Total Internet Access Customers	22,197	21,094	5.2%

* CLEC LD line reporting has been adjusted to conform to established CLEC line reporting practices.

Greenfield Projects

	# Of	Potential Lines	# Of
	Lines In Service	At Completion	Projects
By Year Signed
1999	1,369	1,509	2
2000	4,091	11,947	18
2001	3,174	14,062	29
2002	2,526	13,246	24
2003	284	5,662	21
2004	35	2,330	5

Totals	11,479	48,756	99

By Type
Mall	2,373	2,800	3
Single Family Homes	5,688	34,776	53
Multi-Dwelling Units	2,844	10,011	36
Business	574	1,169	7

Totals	11,479	48,756	99

CT Communications, Inc.
Other Selected Financial Data
(unaudited, in thousands)

Capital Expenditures

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
ILEC	$3,564	$2,868	$5,552	$6,176
CLEC	185	209	396	465
Greenfield	1,198	1,003	1,940	2,149
Wireless	236	124	618	183
Internet	379	477	676	1,315
Other	289	567	582	935

Total	$5,851	$5,248	$9,764	$11,223

% of Revenue	14.4%	13.1%	12.0%	14.3%

Depreciation Expense

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
ILEC	$5,032	$5,045	$10,378	$10,452
CLEC	630	424	1,271	1,086
Greenfield	736	861	1,447	1,415
Wireless	480	437	961	800
Internet	193	501	786	972
Other	334	331	705	459

Total	$7,405	$7,599	$15,548	$15,184